As filed with the Securities and Exchange Commission on January 24, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOLASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0442441
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer No.) Identification Number)

27042 Town Centre Drive, Suite 270

Lake Forest, California 92610

(949) 361-1200

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive office)

BIOLASE, INC. 2018 LONG-TERM INCENTVE PLAN

(Full title of the Plan)

John R. Beaver

President and Chief Executive Officer

BIOLASE, Inc.

27042 Towne Centre Drive, Suite 270

Lake Forest, California 92610

(949) 361-1200

(Name, address and telephone number of agent for service)

with copies to:

Leslie Marlow, Esq.

Patrick J. Egan, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 885-5000

(Name, address and telephone number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATO RY NOTE

On April 27, 2023, the stockholders of BIOLASE, Inc. (the “Registrant”) approved an amendment to the BIOLASE, Inc. 2018 Long-Term Incentive Plan (as amended effective as of September 21, 2018, May 15, 2019, May 13, 2020, June 11, 2021, and April 27, 2023) (the “2018 Plan”) to increase the number of the Registrant’s shares of Common Stock available for issuance under the 2018 Plan by 111,340 shares of Common Stock (as adjusted to reflect the 1-for-100 reverse stock split that became effective on July 27, 2023). Pursuant to General Instruction E of Form S-8, this Registration Statement registers the offer and sale of such shares of Common Stock.

Such additional shares of Common Stock are of the same class of securities as the shares of Common Stock issuable under the 2018 Plan for which the currently effective registration statement on Form S-8 (File No. 333-224832) filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2018 (the “Prior Registration Statement”) was filed. As permitted by General Instruction E of Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference into this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that have been filed by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) subsequent to (i) the date of the filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the termination or completion of the offering of the securities covered by this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act (File No. 001-36385)):

1.	Our Annual Report on Form 10-K, for the year ended December 31, 2022, as filed with the SEC on March 28, 2023;

2.

Our Quarterly Report on Form  10-Q for the fiscal quarter ended March 31, 2023, as filed with the SEC on May 11, 2023, our Quarterly Report on Form 10-Q for the fiscal quarter ended June  30, 2023, as filed with the SEC on August 10, 2023, and our Quarterly Report on Form  10-Q for the fiscal quarter ended September 30, 2023, as filed with the SEC on November 9, 2023;

3.

Our Current Reports on Form  8-K, as filed with the SEC on January  5, 2023, January  12, 2023, May  3, 2023, May  26, 2023, June  6, 2023, June  13, 2023, June  23, 2023, July  26, 2023, August  15, 2023, September  18, 2023, November  17, 2023, December  8, 2023 and December 29, 2023;

4.	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 29, 2023;

5.	Our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on June 21, 2023; and

6.

The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 30, 1991, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, together with any subsequent amendment or report filed with the SEC for the purpose of updating this description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BIOLASE, Inc., 27042 Towne Centre Drive, Suite 270, Lake Forest, California 92610, Attention: Investor Relations, telephone: (949) 361-1200. You may also access these documents on our website at www.biolase.com.

Information on any BIOLASE, Inc. website, any subsection, page, or other subdivision of any BIOLASE, Inc. website, or any website linked to by content on any BIOLASE, Inc. website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company’s Restated Certificate of Incorporation, as amended (the “charter”), provides that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The charter eliminates the personal liability of directors to the fullest extent permitted by the DGCL. The Company’s Eighth Amended and Restated Bylaws (the “bylaws”) provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal or legal representatives. The Company has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with its directors and officers.

The foregoing statements are subject to the provisions of Sections 145 and 102(b)(7) of the DGCL, the Company’s bylaws and the Company’s charter, which bylaws and charter have been filed as exhibits to this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation		S-1, Amendment No. 1	12/23/2005	3.1	12/23/2005

4.2	Amendment to Restated Certificate of Incorporation		8-K	05/10/2012	3.1	05/16/2012

4.3	Second Amendment to Restated Certificate of Incorporation		8-A/A	11/04/2014	3.1.3	11/04/2014

4.4	Third Amendment to Restated Certificate of Incorporation		S-3	07/21/2017	3.4	07/21/2017

4.5	Fourth Amendment to Restated Certificate of Incorporation		8-K	05/10/2018	3.1	05/11/2018

4.6	Fifth Amendment to Restated Certificate of Incorporation		8-K	05/28/2020	3.1	06/01/2020

4.7	Sixth Amendment to Restated Certificate of Incorporation		8-K	04/28/2022	3.1	05/02/2022

4.8	Seventh Amendment to Restated Certificate of Incorporation		8-K	07/26/2023	3.1	07/26/2023

4.9	Eighth Amended and Restated Bylaws, adopted on March 1, 2022		8-K	03/01/2022	3.1	03/01/2022

4.10	Form of Common Stock Certificate		S-3	06/03/2002	4.1	06/03/2022

4.11	Description of Registrants Securities Registered Pursuant to Section 12 of the Exchange Act		10-K	12/31/2022	4.1	03/28/2023

4.12	Form of Warrant issued on July 15, 2020		8-K	07/15/2020	4.2	07/22/2020

4.13	Form of Warrant to Purchase Common Stock issued on June 30, 2022		8-K	06/27/2022	4.2	06/29/2022

4.14	Form of Warrant to Purchase Common Stock issued on January 11, 2023		S-1/A	01/03/2023	4.2	01/03/2023

4.15	Warrant Agency Agreement, dated September 18, 2023, by and among BIOLASE, Inc., Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federal trust company		8-K	09/13/2023	4.1	09/18/2023

4.16	Warrant Agency Agreement, dated May 26, 2023, by and among BIOLASE, Inc., Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federal trust company		8-K	05/24/2023	4.1	05/26/2023

4.17	Certificate of Designation of Series H Convertible Preferred Stock		8-K	05/24/2023	3.1	05/26/2023

4.18	Certificate of Designation of Series J Convertible Preferred Stock		8-K	09/13/2023	3.1	09/18/2023

4.19	Form of Warrant to Purchase Shares of Series H Convertible Preferred Stock		8-K	05/24/2023	4.2	05/26/2023

4.20	Form of Warrant to Purchase Shares of Series J Convertible Preferred Stock		8-K	09/13/2023	4.2	09/18/2023

5.1	Opinion of Blank Rome LLP	X

23.1	Consent of Independent Registered Public Accounting Firm, BDO USA, P.C.	X

23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1)	X

24.1	Powers of Attorney (included on the signature page of the Registration Statement)	X

99.1	2018 Long-Term Incentive Plan		DEF 14A	05/09/2018	A	04/05/2018

99.2	First Amendment to 2018 Long-Term Incentive Plan		DEF 14A	09/21/2018	B	08/24/2018

99.3	Second Amendment to 2018 Long-Term Incentive Plan		DEF 14A	05/15/2019	A	04/10/2019

99.4	Third Amendment to 2018 Long-Term Incentive Plan		DEF 14A	05/13/2020	A	04/23/2020

99.5	Fourth Amendment to 2018 Long-Term Incentive Plan		DEF 14A	05/26/2021	A	04/19/2021

99.6	Fifth Amendment to 2018 Long-Term Incentive Plan		DEF 14A	03/28/2023	A	03/29/2023

107	Filing Fee Table	X

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California on January 24, 2024.

BIOLASE, INC.

By:	/s/ John R. Beaver
John R. Beaver
President and Chief Executive Officer

POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

Each of the undersigned, whose signature appears below, hereby constitutes and appoints each of John R. Beaver and Jennifer Bright, act singly, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, or his or her substitute full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ John R. Beaver John R. Beaver	Director, President and Chief Executive Officer (Principal Executive Officer)	January 24, 2024

/s/ Jennifer Bright Jennifer Bright	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 24, 2024

/s/ Dr. Jonathan T. Lord Dr. Jonathan T. Lord	Director	January 24, 2024

/s/ Dr. Kathleen T. O’Loughlin Dr. Kathleen T. O’Loughlin	Director	January 24, 2024

/s/ Jess Roper Jess Roper	Director	January 24, 2024

/s/ Dr. Martha Somerman Dr. Martha Somerman	Director	January 24, 2024

Dr. Kenneth P. Yale Dr. Kenneth P. Yale	Director	January 24, 2024